Kabani & Company Inc.
Phone    (310) 694-3590
 Fax         (310) 410-0371
www.kabanico.com

July 2, 2008

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Tank Sports, Inc.

File No.  333-129910

We have read the statements that we understand Tank Sports, Inc. will include under Item 4.01 of the Form 8-K/A report, dated July 2, 2008, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

Kabani & Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

Kabani & Company, Inc.

Date: July 2, 2008	By:	/s/ Kabani & Company, Inc.